                                  EXHIBIT 12

                        RAYONIER INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Unaudited, thousands of dollars)

                                                                Year Ended December 31
                                                     --------------------------------------------
                                                       2001     2000     1999     1998     1997
                                                     -------- -------- -------- -------- --------
Earnings:
Income from continuing operations................... $ 57,598 $ 78,187 $ 68,653 $ 63,635 $ 87,319
Add:
   Income tax.......................................   24,964   30,458   29,467   26,519   33,328
   Minority interest................................       --       --       --       --   25,520
   Amortization of capitalized interest.............    2,625    2,578    2,308    2,331    2,067
                                                     -------- -------- -------- -------- --------
                                                       85,187  111,223  100,428   92,485  148,234
                                                     -------- -------- -------- -------- --------
   Adjustments to earnings for fixed charges:
   Interest and other financial charges.............   69,083   85,753   42,193   34,712   25,868
   Interest attributable to rentals.................    1,633    1,362    1,367    1,750    1,974
                                                     -------- -------- -------- -------- --------
                                                       70,716   87,115   43,560   36,462   27,842
                                                     -------- -------- -------- -------- --------
Earnings as adjusted................................ $155,903 $198,338 $143,988 $128,947 $176,076
                                                     ======== ======== ======== ======== ========
Fixed charges:
   Fixed charges above.............................. $ 70,716 $ 87,115 $ 43,560 $ 36,462 $ 27,842
   Capitalized interest.............................       --       --      314      262    5,005
                                                     -------- -------- -------- -------- --------
Total fixed charges................................. $ 70,716 $ 87,115 $ 43,874 $ 36,724 $ 32,847
                                                     ======== ======== ======== ======== ========
Ratio of earnings as adjusted to total fixed charges     2.20     2.28     3.28     3.51     5.36
                                                     ======== ======== ======== ======== ========
Effective tax rate..................................   30%      28%      30%      29%      28%
                                                     ======== ======== ======== ======== ========